Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The Washington Savings Bank, F.S.B., a Federally chartered Savings Bank

WSB Realty, LLC, a Maryland corporation, a subsidiary of The Washington Savings Bank, F.S.B.

WSB Realty, Inc, a Maryland corporation, a subsidiary of The Washington Savings Bank, F.S.B.

WSB Inc., a Maryland corporation